UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Goldman, Sheldon M.
   Viatel, Inc.
   685 Third Avenue, 24th Floor
   New York, NY  10017
   USA
2. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, Corporate Development
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|11/17/|S   |-|10,000            |D  |$5.968     |-                  |D     |-                          |
e per share                |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|11/21/|S   |-|10,000            |D  |$4.381     |-                  |D     |-                          |
e per share                |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|11/27/|S   |-|20,000            |D  |$5.400     |-                  |D     |-                          |
e per share                |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|11/28/|S   |-|10,000            |D  |$5.664     |51,983             |D     |-                          |
e per share                |00    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|-     |-   |-|-                 |-  |-          |1,000 (1)          |I     |By Wife                    |
e per share                |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Time-based options (Ri|$5.85   |-    |-   |-|- -        |A,D|(2)  |03/01|Common Stock|1      |-      |1           |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/06  |            |       |       |            |   |            |
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Time-based options (Ri|$9.00   |-    |-   |-|- -        |A,D|(2)  |01/01|Common Stock|40,200 |-      |40,200      |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
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Time-based options (Ri|$5.00   |-    |-   |-|- -        |A,D|(2)  |01/01|Common Stock|26,000 |-      |26,000      |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Time-based options (Ri|$5.50   |-    |-   |-|- -        |A,D|(2)  |01/01|Common Stock|30,000 |-      |30,000      |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Time-based options (Ri|$10.25  |-    |-   |-|- -        |A,D|(2)  |09/18|Common Stock|42,500 |-      |42,500      |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Time-based options (Ri|$22.875 |-    |-   |-|- -        |A,D|(2)  |01/01|Common Stock|38,519 |-      |38,519      |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/09  |            |       |       |            |   |            |
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Time-based options (Ri|$43.00  |-    |-   |-|- -        |A,D|(2)  |06/01|Common Stock|4,123  |-      |4,123       |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/09  |            |       |       |            |   |            |
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Time-based options (Ri|$49.313 |-    |-   |-|- -        |A,D|(2)  |01/04|Common Stock|126,000|-      |126,000     |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(2) Each of these options are fully vested and
exercisable.
SIGNATURE OF REPORTING PERSON
/s/ Sheldon M. Goldman
DATE
December 11, 2000